Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC.

(NYSE: IMH)

NEWS RELEASE

For Immediate Release

Impac Mortgage Holdings, Inc. Reports Net Earnings of $270.3 million for 2005 Compared to $257.6 million for 2004

Estimated Taxable Income was $142.9 million for 2005 Compared to $202.9 million for 2004

NEWPORT BEACH, CA. – February 21, 2006 – Impac Mortgage Holdings, Inc. (“IMH”, “Impac” or “the Company”) (NYSE: IMH), a real estate investment trust (“REIT”), today reported net earnings of $270.3 million or $3.35 per diluted common share for 2005,  as compared to  $257.6 million, or $3.72 per diluted common share for 2004.

Net earnings may fluctuate significantly when comparing year-over-year financial results as the change in the fair value of derivative instruments is recorded as a mark-to-market gain or loss which increases or decreases net earnings.  During 2005, net earnings were increased by a change in the fair value of derivative instruments of $144.9 million as compared to $96.6 million for 2004.

Estimated taxable income available to common stockholders was $142.9 million or $1.87 per diluted common share for 2005, as compared to actual taxable income of $202.9 million, or $2.97 per diluted common share for 2004.  During 2005, we paid common stock dividends of $147.4 million, or $1.95 per diluted common share, excluding the fourth quarter dividend of $0.20 declared in January of 2006.  For differences between net earnings (loss) as determined by generally accepted accounting principles (“GAAP”) and estimated taxable income, please refer to the reconciliation schedule included in this news release.

Summary of 2005 Financial and Operating Results

•      Net earnings were $270.3 million for 2005 as compared to $257.6 million for 2004.

•      Estimated taxable income per diluted common share was $1.87 as compared to actual taxable income of $2.97 per diluted common share for 2004.

•      Cash dividends paid were $1.95 per common share for 2005 as compared to $2.90 per common share for 2004.

•      Total assets were $27.7 billion at year-end as compared to $23.8 billion as of prior year-end.

•      Book value per common share was $13.24 at year-end compared to $11.80 as of prior year-end primarily as a result of the increase in fair value of derivative instruments.

•      Impac Funding Corporation (“IFC”), the mortgage operations, acquired and originated $22.3 billion of primarily non-conforming Alt-A (“Alt-A”) mortgages for 2005 as compared to $22.2 billion for 2004. Based on the latest mortgage origination statistics, Impac is the 4th largest Alt-A originator in the nation (Source: National Mortgage News 9/30/2005).

•      Impac Multifamily Capital Corporation (“IMCC”), now known as Impac Commercial Capital Corp. (“ICCC”), increased originations of small balance multi-family mortgages (“multi-family mortgages”) by 74% to $ 798.5 million for 2005 as compared to $458.5 million for 2004.

•      The long-term investment operations retained $12.2 billion of Alt-A mortgages and $798.5 million of small-balance multi-family mortgages for 2005 as compared to $16.9 billion and $458.5 million, respectively, for 2004.

•      The Company securitized $14.0 billion of mortgages as collateralized mortgage obligations (“CMOs”) and real estate mortgage investment conduit  (“REMIC”)  transactions during 2005, placing Impac 27th worldwide in total of mortgage-backed securitizations (Source Asset Backed Alert 1/13/06).

•      During 2005, the Company issued 363,700 shares of common stock which resulted in net proceeds of $4.2 million; 71,200 shares of Series C preferred stock which resulted in net proceeds of $1.6 million, and issued trust preferred securities, which resulted in net proceeds of $93.2 million.

2005 Summary and 2006 Outlook

Mr. Joseph Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc. commented, “2005 was a challenging year for mortgage REITs across the board, including our Company.  In a difficult environment, Impac continued its strategic focus on acquiring, producing, selling and investing in primarily “A” credit quality non-conforming residential mortgage loans and expanding our wholesale residential and commercial origination platforms. Despite these accomplishments, Impac’s earnings came under pressure as the Federal Reserve continued raising short-term interest rates during the year, mortgage prepayments were higher than anticipated and competition in the mortgage industry continued to intensify.”

“Although we employ interest rate and investment management strategies to create more consistent income from our investment portfolio, earnings from our long-term investment operations were significantly reduced as the Federal Reserve increased the federal funds rate 200 basis points during 2005 which in turn affected short term borrowing rates, including the London Interbank Offered Rate (LIBOR).  As a result, our borrowing costs, which are tied to the one-month LIBOR rate, increased faster than the adjustments on our assets.  This decline was not fully offset by increases in net cash receipts from derivative instruments.  Furthermore, earnings decreased as the yield on new mortgage loans added to the investment portfolio did not keep pace with the steady increase in borrowing costs.  Even faced with prepayment penalties, borrowers took advantage of the flat yield curve and competitive mortgage environment by tapping into housing price appreciation to refinance their mortgages.  As a result, earnings were further affected as we increased the rate at which we amortized loan premiums and securitization costs associated with the mortgages.”

Mr. Tomkinson further commented, “As part of our strategy to maintain liquidity, during the fourth quarter 2005 we sold $3.6 billion in whole loan sale transactions and completed a $2.0 billion REMIC securitization that was treated as a sale for tax purposes but consolidated on the financial statements for GAAP purposes.  However, loans sold on a whole loan basis were less profitable as credit and bond spreads widened in the secondary market. Although the financial results for the fourth quarter reflected a reduction in our common stock dividend, we believe that we have taken the necessary steps to improve overall financial performance by increasing pricing on current mortgage loan production and making the appropriate adjustments to our cost structure to reduce overall expenses.”

“As part of the effort to reduce costs and improve profitability, we recently combined our Alt-A wholesale and subprime product offerings under one platform.  Our subprime products previously marketed under Novelle Financial Services, Inc., are now offered by our Alt-A wholesale operations, Impac Lending Group.  By combining the product offerings under one platform and leveraging off an existing infrastructure and the Impac brand, we should benefit from savings related to marketing, personnel, and facility and technology expenses. In addition, together as one wholesale unit, we believe that our Alt-A and subprime business will benefit from improved capabilities by offering our customers a wider range of loan programs and services.”

“The amount of principal reductions from our CMO portfolio, which includes prepayments and scheduled principal payments, declined in January 2006 by approximately 25% from December 2005.  We believe that our net interest margins in 2006 should improve if this trend continues, or as increases in short-term interest rates pause and the adjustable rate mortgages in our long-term investment portfolio begin to fully adjust.  However, this will be partially offset by prepayments related to the interest rate re-sets on the Hybrid ARMs in our CMO portfolio.  We are further encouraged as the Mortgage Banking Association (“MBA”) has indicated that refinance activity is expected to continue to slow down in 2006. Additionally, many economists are forecasting a slowdown in housing price appreciation during 2006, and that the Federal Reserve is closer to the end of its tightening cycle.”

Mr. William S. Ashmore, President and Chief Operating Officer of Impac Mortgage Holdings, Inc., commented, “The MBA is predicting a decline of approximately 20% in total mortgage originations for 2006 and competition is expected to remain intense.  As one of the largest and most experienced Alt-A originators, we plan to capitalize on our liquidity position which should enable us to execute our strategy without having to raise additional capital, and to emphasize our low cost centralized operations and technology platforms to take advantage of opportunities in the marketplace. Our goal is to maintain production levels that are flat, or slightly down from 2005.”

“During 2005, we focused on expanding our mortgage operations and made good progress.  We successfully expanded our Alt-A wholesale channel to approximately 3,000 approved brokers in 2005, up from approximately 2,750 the year before. To increase our customer base, we expanded our mortgage operations sales force, hired senior marketing professionals in all of our operating divisions and expanded our reach in Northeast, the Southeast, the Midwest and the Pacific Northwest.  By year-end, the results were encouraging.  In our Alt-A correspondent channel, which represented 85% of loan production in 2005, we increased our client base to approximately 415 approved customers, up from 250 at the end of 2004.”

Mr. Ashmore continued, “Also, during 2005, as part of our efforts to expand our commercial operations and to better serve the Midwestern United States, we opened a branch in Chicago.  The commercial operations, which now include multi family mortgages and our newly expanded commercial product offerings, grew to approximately 175 approved wholesale customers at the end of 2005, up from approximately 100 at the end of 2004.  At year-end, our small-balance multifamily portfolio demonstrated superior performance, with no delinquencies or losses and life-to-date prepayment speeds of approximately 5%.  In 2006, we expect to continue to expand this channel and increased our investment in commercial loans on the balance sheet.  As part of our effort to expand this operation, we recently began originating under a taxable REIT subsidiary structure and changed the name to Impac Commercial Capital Corporation (“ICCC”), which better represents our expanded menu of commercial products.

Year End Results for 2005 as compared to 2004

Estimated Taxable Income available to IMH Common Stockholders

Estimated taxable income available to IMH common stockholders excludes net earnings from IFC and its subsidiaries and the elimination of intercompany loan sale transactions. The following schedule reconciles net earnings to estimated taxable income available to common stockholders of the REIT.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Net Earnings to Estimated Taxable Income Available to Common Stockholders

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004
Net earnings	$25,291	$114,367	$270,258	$257,637
Adjustments to GAAP earnings (1):				—
Loan loss provision	5,344	6,149	30,563	30,927
Tax deduction for actual loan charge-offs net of recoveries	(5,400)	(1,799)	(16,004)	(16,252)
Change in fair value of derivatives (2)	(8,782)	(76,880)	(155,695)	(103,724)
Dividends on preferred stock	(3,658)	(2,135)	(14,530)	(3,750)
Net (earnings) loss of IFC (3)	1,286	(16,762)	(14,968)	(42,944)
Dividend from IFC	—	13,000	32,850	37,000
Elimination of inter-company loan sales transactions (4)	605	14,264	10,429	44,048
Estimated taxable income available to common stockholders (5)	$14,686	$50,204	$142,903	$202,942

Estimated taxable income per diluted share (5)	0.19	0.68	1.87	2.97

Diluted weighted average shares outstanding	76,331	73,765	76,277	68,244

(1)   Estimated taxable income include estimates of book to tax adjustments and can differ from actual taxable income as calculated when the Company files its annual corporate income tax return for 2005. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net earnings meets the requirement of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measures.

(2)   The mark-to-market change for the valuation of derivatives is income or expense for GAAP financial reporting but is not included as an addition or deduction for taxable income calculations.

(3)   Represents net earnings of IFC, a taxable REIT subsidiary, which may not necessarily equal taxable income.

(4)   Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales betweeen IFC and IMH, net of tax and the related amortization of the deferred charge.

(5)   Actual taxable income per the 2004 corporate income tax return filed in 2005.

Estimated taxable income available to common stockholders decreased to $142.9 million for the year ended 2005 as compared to $202.9 million for the year ended 2004.  The decline in estimated taxable income at IMH was mainly attributable to:

•      a decline of $33.0 million in adjusted net interest margin which includes the realized gain (loss) from derivative instruments and excludes amortization of intercompany gains;

•      an increase in preferred dividends of $10.7 million;

•      an increase in operating expenses of $5.5 million;

•      a decrease in the dividend from IFC of $4.1 million.

Adjusted net interest margins on mortgage assets declined to 0.58% during 2005 as compared to 1.17% during 2004 primarily due to (1) an increase in short-term interest rates, (2) an increase in the amortization of loan premiums, securitization costs and discounts as a result of higher than expected mortgage prepayments and, to a lesser extent, (3) higher leverage and lower net interest margins on certain CMOs completed during the second half of 2004, and  (4) an increasingly competitive environment which impacts margins on newly originated loans.  Refer to the “Yield Analysis of Mortgage Assets” table for further information.

During 2005, the Federal Reserve raised the target federal funds rate by 200 basis points which in turn affected the short term borrowing rates, including LIBOR.  These borrowing rates rose at a faster pace than coupons on our mortgage assets.  Net interest margin compression was partially offset as the realized gain on derivative instruments increased to a realized gain of 9 basis points of average mortgage assets as compared to a realized loss of 55 basis points of average mortgage assets in 2004.  The total realized gain on derivative instruments during 2005 was $22.6 million as compared to a realized loss of $91.9 million during 2004.

During the second and third quarters of 2005, mortgage prepayment rates accelerated, which resulted in increased amortization of loan premiums, securitization costs and bond discounts. As such, amortization of loan premiums and securitization expenses increased by 13 basis points to 1.13% of average mortgage assets during 2005 as compared to 1.00% of average mortgages during 2004.  A substantial portion of our long-term mortgage investment portfolio consists of mortgages with prepayment penalty features that are primarily designed to help reduce the rate of early mortgage prepayments. However, if mortgages do prepay, a prepayment penalty may be charged which helps to partially offset additional amortization of loan premiums and securitization costs. Although, during 2005, prepayment penalties received from borrowers were recorded as interest income and increased the yield on average mortgage assets by 16 basis points, as compared to 6 basis points during 2004, these prepayment penalties did not effectively discourage prepayments as borrowers were willing to pay these penalties in order to access the new equity in their property that resulted from housing price appreciation.

Estimated taxable income for the year ending 2005 also decreased as dividends on preferred stock increased to $14.5 million as compared to $3.8 million for the year ending 2004, as additional preferred stock was issued during  2004.

To a lesser extent, estimated taxable income was also affected as IFC’s cash dividend to IMH, which decreased $4.1 million to $32.9 million as compared to $37.0 million in the previous year. This decrease was primarily due to a $15.3 million decrease in gain (loss) on sale of loans as competition in the industry intensified and credit and bond spreads widened during the second half of 2005.

Estimated taxable income was also affected as non-interest expense increased $45.8 million to $154.5 million as compared to $108.7 million at year end 2004, which represents 69 basis points of total originations for 2005 as compared to 49 basis points for 2004.  Total non-interest expense increased primarily as the Company continued to upgrade and expand the staffs of primarily our Information Technology and Internal Audit and Sarbanes Oxley Compliance (“SOX”) personnel, and hired additional professionals to support production due to the expansion of our wholesale mortgage operations in the Midwest and on the East Coast.

Acquisitions and Originations

For the year ended 2005, acquisitions and originations at the mortgage operations were $22.3 billion for the year ended 2005, as compared to $22.2 billion for 2004. Our correspondent Alt-A flow acquisitions were $8.4 billion for 2005 as compared to $11.0 billion for 2004, correspondent Alt-A bulk acquisitions were $10.7 billion for 2005 as compared to $8.5 billion for 2004 and Alt-A wholesale originations were $2.4 billion for 2005 as compared to $2.0 billion for 2004.  Sub-prime originations were $832.6 million for 2005 as compared to $684.8 million for 2004.  Please refer to the “Mortgage Acquisition and Origination Summary” table included in this news release, which is also available on our web site at www.impaccompanies.com.

Long Term Investment Portfolio

As loan acquisitions and originations remained robust, the long-term investment operations completed eight CMO transactions and one REMIC transaction.  The long-term investment operations retained $12.2 billion of primarily Alt-A mortgages from the mortgage operations and an additional $798.5 million of multi-family mortgages. Average mortgage assets rose by 56% during 2005 to $26.1 billion as compared to the prior year of $16.7 billion. As a result of increased mortgage prepayments and the Company’s strategy to sell more loans for cash gains, the Company’s CMO and loans-held-for-investment portfolio for the year ended 2005 increased 13% to $24.7 billion as compared to an increase of 136% to $21.9 billion for the year ended 2004.

At December 31, 2005, the average weighted credit score of mortgages held as CMO collateral was 698 and the original weighted average loan to value (“LTV”) was 75%. During 2005, we retained $12.2 billion of primarily Alt-A mortgages with an original weighted average FICO score of 694 and an original weighted average LTV of 76%.  In addition to retaining mortgages acquired and originated by our mortgage operations, the long term investment operations originated $798.5 million of multi-family mortgages through IMCC, now known as ICCC, with an original weighted average FICO score of 733, an average debt service coverage ratio of 1.31, and an original weighted average LTV of 67%.

Non-performing assets, which consist of mortgages that are 90 days or more delinquent, including loans in foreclosure and delinquent bankruptcies, increased to 1.73% of total assets as of December 31, 2005, as compared to 1.09% as of December

31, 2004.  In order to maintain liquidity, the Company increased the amount of sales to third party investors and retained less new loan production during the latter part of 2005. As a result, a larger proportion of the mortgage portfolio is comprised of seasoned mortgages that are not being offset by as much newly originated loan production which typically has a lower delinquency rate.

We believe that we have adequately provided for loan losses.  During 2005, the allowance for loan losses increased $14.5 million (which is net of charge-offs and recoveries of $16.0 million) bringing the year end 2005 balance to $78.5 million as compared to $64.0 million at year end 2004. Included in the allowance at December 31, 2005 was a specific reserve for expected losses from hurricanes of $12.8 million.  The allowance for loan losses represents 0.31% of mortgages in the CMO, loans-held-for-investment and non-affiliated finance receivables portfolio as of December 31, 2005 as compared to 0.29% at the end of 2004.  During 2005, actual charge-offs net of recoveries increased to $16.0 million compared to $5.6 million for 2004, primarily as the result of the portfolio seasoning as described above.

Fourth Quarter Results for 2005 as compared to 2004

For the fourth quarter of 2005, net earnings were $25.3 million as compared to $114.4 million for the fourth quarter of 2004.  Net earnings may fluctuate when comparing quarter-over-quarter financial results as we record the change in the fair value of derivative instruments as a mark-to-market gain or loss which increases or decreases net earnings. The change in fair value of derivatives for the fourth quarter of 2005 was an increase of $3.4 million as compared to an increase of $72.5 million for the fourth quarter of 2004.  Excluding these mark-to-market gains from the change in the fair value of derivatives, net earnings were $21.9 million for the fourth quarter 2005, as compared to $41.9 million for the fourth quarter 2004.

Estimated taxable income available to common stockholders for the fourth quarter of 2005 was $14.7 million or $0.19 per diluted common share as compared to $50.2 million, or $0.68 per diluted common share, for the fourth quarter of 2004.  This decline is primarily due to (1) an $18.1 million decline in adjusted net interest margins on mortgage assets, including the effect of an increase in amortization of loan premiums, securitization costs and bond discounts, as described earlier, (2) IFC did not pay a dividend to IMH for the fourth quarter of 2005 as profitability on loans sold on a whole loan basis at the mortgage operations was less than anticipated and (3) a $3.6 million increase in actual loan charge-offs net of recoveries.  A reconciliation of net earnings to estimated taxable income available to common stockholders is provided in tabular form in this press release for comparative purposes.

Adjusted net interest margins on mortgage assets declined to 0.35% as compared to 0.80% during the fourth quarter of 2004. The 45 basis point decline in adjusted net interest margins during the fourth quarter of 2005 as compared to the fourth quarter 2004 was primarily due to (1) an increase in the one-month LIBOR rate underlying borrowings, only partially offset by net cash receipts from derivative instruments, (2) differences in interest rate adjustment periods on mortgage assets, 3) an increase in the amortization of loan premiums, securitization costs and bond discounts due to higher than expected mortgage prepayments, (4) higher leverage and lower net interest margin on certain CMOs completed during the second half of 2004 and (5) an increasingly competitive environment.

During the fourth quarter of 2005, total loan acquisitions and originations were $6.0 billion as compared to $6.4 billion for the fourth quarter of 2004.  Earnings at our mortgage operations declined as price competition and the widening of credit and bond spreads affected our profitability on the sale of mortgage loans throughout the fourth quarter.  As a result, we decided not to pay a dividend to IMH in the fourth quarter as IFC had distributed primarily all its current and accumulated estimated earnings and profits.  The Company believes that it has made the necessary price adjustments to improve profitability in the future.

To a lesser extent, estimated taxable income decreased as actual losses for the quarter ending December 31, 2005 increased to $5.4 million as compared to $1.8 million for the fourth quarter of 2004, primarily as a result of the portfolio seasoning described herein.

Securities Class Action Lawsuits

Since January 10, 2006, purported class action complaints have been filed against Impac Mortgage Holdings, Inc. and certain of its senior officers and directors.  The complaints, which are brought on behalf of persons who acquired common stock during the period of May 13, 2005 through August 9, 2005, generally allege violations of the federal securities laws due to allegedly false and misleading statements or omissions, related to the Company’s financial condition and future prospects.  Since February 1, 2006 derivative shareholder actions have also been filed against the same officers and directors alleging breach of fiduciary duty, abuse of control, unjust enrichment and other related claims.  While we believe the allegations are without merit, we have retained Latham & Watkins as counsel and intend to vigorously defend against the suits.  There can be no guarantee as to the ultimate resolution.

2005 Year End Tax Reporting Information

Please see our web site www.impaccompanies.com link to stockholder relations for a copy of the 2005 year end tax reporting information.

Tentative 2006 Common and Preferred Stock Dividend Schedule

We plan to declare common stock dividends on a quarterly basis and at such time the board of directors will declare the amount, the record date and the payment date. The board of directors has the right to change the common stock dividend schedule at any time and without prior notice.  For an updated schedule of Common and Preferred Stock dividends please refer to our website at www.impaccompanies.com.

Year End 2005 Conference Call

The Company has announced a conference call and live web cast on Wednesday February 22, 2006 at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).  We will discuss results of operations for 2005 and provide a general update followed by a question and answer session. If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 5450072, or access the web cast via our web site at http://www.impaccompanies.com.  To participate in the conference call, dial in fifteen minutes prior to the scheduled start time.  The conference call will be archived on the Company’s web site at www.impaccompanies.com and can be accessed by linking to Stockholder Relations/ Presentations./Audio Archives.  You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet by using our e-mail alert feature located at the web site under Stockholder Relations/ Contact Us/Email Alerts.

For additional information, questions or comments call or write to the investor relations group and ask for Tania Jernigan at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com

*****************

Note: Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.”  This release contains forward-looking statements including statements relating to the expected performance of the Company’s businesses, operations, financial performance, expectations of our net interest margins, our liquidity position and our loan loss reserves. Any forward-looking statements used herin, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “likely,” “should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earnings levels; unexpected increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; increased operating expenses and mortgage origination or purchase expenses that reduce current liquidity position more than anticipated; continued increase in price competition; risks of delays in raising, or the inability to raise, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in prepayment rates on our mortgages; changes in assumption regarding estimated loan losses or an increase in loan losses; the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; other general market and economic conditions, other factors described in this press release and our filings with the Securities and Exchange Commission, including  “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2004 and our subsequent Form 10-Q and 10-Q/A filings during 2005.  Caution must be exercised in relying on these and other forward-looking statements.  Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations and projections.  We may revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above will continue to be accurate in the future.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(dollar amounts in thousands, except share data)

(unaudited)

Condensed and Consolidated Balance Sheets

	At December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$147,319	$577,711
CMO collateral	24,494,290	21,308,906
Finance receivables	350,217	471,820
Mortgages held-for-investment	160,070	586,686
Allowance for loan losses	(78,514)	(63,955)
Mortgages held-for-sale	2,052,694	587,745
Accrued interest receivable	123,565	97,617
Derivatives	250,368	95,388
Other assets	220,370	153,849
Total assets	$27,720,379	$23,815,767

LIABILITIES
CMO borrowings	$23,990,430	$21,206,373
Reverse repurchase agreements/warehouse borrowings	2,430,075	1,527,558
Other liabilities	132,927	37,761
Total stockholders’ equity	1,166,947	1,044,075
Total liabilities and stockholders’ equity	$27,720,379	$23,815,767

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Condensed and Consolidated Statements of Operations

	For the Three Months Ended,		For the Year Ended,
	December 31,		December 31,
	2005	2004	2005	2004
Interest income	$340,746	$250,372	$1,251,960	$755,616
Interest expense	326,150	160,683	1,047,209	412,533
Net interest income	14,596	89,689	204,751	343,083
Provision for loan losses	5,344	6,149	30,563	30,927
Net interest income after provision for loan losses	9,252	83,540	174,188	312,156

Realized gain (loss) from derivative instruments	26,804	(24,671)	22,595	(91,882)
Change in fair value of derivative instruments	3,411	72,541	144,932	96,576
Gain on sale of loans	4,052	15,805	39,509	24,729
Other non-interest income	5,224	1,583	13,888	10,948
Total non-interest income	39,491	65,258	220,924	40,371

Personnel expense	18,226	16,673	77,508	60,420
Amortization of deferred charge	7,671	1,346	27,174	16,212
General and administrative and other expense	11,154	8,986	40,209	28,052
Professional services	2,326	2,705	9,496	4,374
Amortization and impairment of mortgage servicing rights	429	561	2,006	2,063
Write-down on investment securities available-for-sale	—	1,120	—	1,120
Gain on disposition of real estate owned	(627)	(332)	(1,888)	(3,901)
Total non-interest expense	39,179	31,059	154,505	108,340
Net earnings before taxes	9,564	117,739	240,607	244,187
Income taxes (benefit) provision	(15,727)	3,371	(29,651)	(13,450)
Net earnings	25,291	114,368	270,258	257,637
Cash dividends on cumulative convertible preferred stock	(3,658)	(2,135)	(14,530)	(3,750)
Net earnings available to common stockholders	$21,633	$112,233	$255,728	$253,887

Net earnings per share:
Basic	0.28	1.55	3.38	3.79
Diluted	0.28	1.52	3.35	3.72

Dividends declared per common share	—	0.75	1.95	2.90

Weighted average shares outstanding:
Basic	76,054	72,432	75,594	66,967
Diluted	76,331	73,765	76,277	68,244

Common shares outstanding	76,113	75,154	76,113	75,154

IMPAC FUNDING CORPORATION

(in thousands, except per share amounts)

(unaudited)

Reconciliation of Net Earnings to Estimated Earnings and Profits

For the Year Ended December 31, 2005
Net earnings	$14,968
Tax benefit	(3,283)
Net earnings before income tax benefit	11,685

Permanent book to tax differences:
Compensation from exercise of non-qualified stock options	(4,700)
REMIC transaction	(5,454)
Other permanent differences	322

Temporary book to tax differences:
Bad debts, repurchases and premium reserves	8,219
Fair value of derivative instruments (2)	(760)
Lower of cost or market adjustment to loan inventory (3)	4,465
Depreciation (book to tax differences)	1,963
Mortgage servicing rights	(287)
Net miscellaneous adjustments	585
Estimated taxable income before adjustments (1)	16,038

Adjustments to determine earnings and profits: (4)
Federal income taxes	(5,613)
Compensation from qualified and incentive stock options	(818)
Other miscellaneous adjustments	400
Estimated current earnings and profits	$10,007

Reconciliation of Dividend Distributions:
Dividend distributions paid to IMH from current earnings and profits	$(10,007)
Dividend distributions paid to IMH from accumulated earnings and profits	(22,843)
Total dividend distributions paid to IMH (5)	$(32,850)

1)     Federal estimated taxable income includes estimates of book to tax adjustments and can differ from actual taxable income as calculated when IFC files its annual corporate income tax return for 2005.

2)     The mark-to-market change for the valuation of derivative instruments is income or expense for GAAP but is not included as an addition or deduction for federal taxable income.

3)     The lower of cost or market adjustment to the loans held for sale is income or expense for GAAP but is not included as an addition or deduction for federal taxable income.

4)     Earnings and Profit (“E&P”) is used to determine whether a corporate distribution is taxed as dividends.  The concept of E&P is unique in the tax law and has no direct relation to either federal taxable income or net earnings as determined by GAAP.   The purpose of E&P is to determine the Company’s net assets in excess of those assets received from shareholders as contributions to capital and net of liabilities incurred. Usually, E&P is calculated by adjusting taxable income for differences in the two methods.  For example, the E&P calculation provides for a deduction for any federal income taxes paid; however, for federal taxable income purposes, no such deduction is available.

5)     Any dividends paid by IFC to IMH are prorated to IMH stockholders based on total dividends paid by IMH and are taxed at the qualifying dividend tax rate.  The IFC dividend distribution to IMH represents federal taxable income to IMH as distributions from IFC were from current and accumulated E&P. Based on estimates as of December 31, 2005, the cumulative E&P is approximately

$1.0 million. Any dividends paid to IMH by IFC in excess of IFC’s cumulative E&P would be recognized as return of capital by IMH to the extent of IMH’s capital investment in IFC. Any distributions by IFC in excess of IMH’s capital investment in IFC would be taxed as capital gains.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Quarterly Yield Analysis of Mortgage Assets

	For the Three Months Ended,
	December 31, 2005		December 31, 2004
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$47,100	4.77%	$26,384	6.79%
CMO collateral (1)	23,729,493	4.74%	19,309,936	4.32%
Mortgage loans held-for-investment and held-for-sale	3,291,872	6.34%	2,282,979	5.91%
Finance receivables	359,200	6.30%	439,090	5.86%
Total Mortgage Assets	$27,427,665	4.95%	$22,058,389	4.52%

CMO borrowings	$23,250,911	4.82%	$19,009,339	2.93%
Reverse repurchase agreements	3,417,105	5.10%	2,603,244	3.26%
Total Borrowings on Mortgage Assets	$26,668,016	4.85%	$21,612,583	2.97%

Net Interest Spread on Mortgage Assets (2)		0.10%		1.55%
Net Interest Margin on Mortgage Assets (3)		0.23%		1.61%

Adjusted Net Interest Margin on Mortgage Assets (4)		0.35%		0.80%

Effect of Amortization of Net Loan Premiums and Securitiztion Costs (5)		-1.16%		-1.09%

Effect of Net Cash Flows from Derivatives (6)		0.39%		-0.45%

(1)        Interest includes amortization of acquisition costs on mortgages acquired from the mortgage operations and accretion of loan discounts.

(2)        Net interest spread on mortgage assets is calculated by subtracting the weighted average yield on total borrowings on mortgage assets from the weighted average yield on total mortgage assets.

(3)        Net interest margin on mortgage assets is calculated by subtracting interest expense on total borrowings on mortgage assets from interest income on total mortgage assets and then dividing by total mortgage assets.

(4)        Adjusted net interest margin on mortgage assets is calculated by subtracting interest expense on total borrowings on mortgage assets, accretion of loan discounts and net cash flows on derivatives from interest income on total mortgage assets and dividing by total average mortgage assets.  Net cash flows receipts on derivatives are a component of realized gain (loss) on derivative instruments on the condensed and consolidated statements of operations.  Adjusted net interest margins on mortgage assets is a non-GAAP financial measurement, however, the reconciliation provided in this table is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. We believe that the presentation of adjusted net interest margin on mortgage assets is useful information for our investors as it more closely reflects the true economics of net interest margins on mortgage assets.

(5)        The amortization of net loan premiums and securitization costs are components of interest income and interest expense, respectively. Yield represents the cost of amortization of net loan premiums and securitization costs divided by total average mortgage assets.

(6)        Yield represents net cash flows on derivatives divided by total average mortgage assets.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Yield Analysis of Mortgage Assets

	For the Year Ended
	December 31, 2005		December 31, 2004
	Avg Bal	Yield	Avg Bal	Yield
Investment securities available-for-sale	$39,054	4.24%	$27,937	13.47%
CMO collateral (1)	23,132,083	4.59%	14,283,347	4.33%
Mortgage loans held-for-investment and held-for-sale	2,587,614	6.30%	1,837,347	5.76%
Finance receivables	352,833	5.76%	510,899	4.90%
Total Mortgage Assets	$26,111,584	4.77%	$16,659,530	4.52%

CMO borrowings	$22,721,309	4.05%	$14,072,852	2.52%
Reverse repurchase agreements	2,730,805	4.46%	2,175,728	2.66%
Borrowings secured by investment securities	—	—	—	—
Total Borrowings on Mortgage Assets	$25,452,114	4.09%	$16,248,580	2.54%

Net Interest Spread on Mortgage Assets (2)		0.68%		1.98%
Net Interest Margin on Mortgage Assets (3)		0.79%		2.05%

Adjusted Net Interest Margin on Mortgage Assets (4)		0.58%		1.17%

Effect of Amortization of Net Loan Premiums and Securitiztion Costs (5)		-1.13%		-1.00%

Effect of Net Cash Flows from Derivatives (6)		0.09%		-0.55%

(1)        Interest includes amortization of acquisition costs on mortgages acquired from the mortgage operations and accretion of loan discounts.

(2)        Net interest spread on mortgage assets is calculated by subtracting the weighted average yield on total borrowings on mortgage assets from the weighted average yield on total mortgage assets.

(3)        Net interest margin on mortgage assets is calculated by subtracting interest expense on total borrowings on mortgage assets from interest income on total mortgage assets and then dividing by total mortgage assets.

(4)        Adjusted net interest margin on mortgage assets is calculated by subtracting interest expense on total borrowings on mortgage assets, accretion of loan discounts and net cash flows on derivatives from interest income on total mortgage assets and dividing by total average mortgage assets.  Net cash flows receipts on derivatives are a component of realized gain (loss) on derivative instruments on the condensed and consolidated statements of operations.  Adjusted net interest margins on mortgage assets is a non-GAAP financial measurement, however, the reconciliation provided in this table is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. We believe that the presentation of adjusted net interest margin on mortgage assets is useful information for our investors as it more closely reflects the true economics of net interest margins on mortgage assets.

(5)        The amortization of net loan premiums and securitization costs are components of interest income and interest expense, respectively. Yield represents the cost of amortization of net loan premiums and securitization costs divided by total average mortgage assets.

(6)        Yield represents net cash flows on derivatives divided by total average mortgage assets.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Mortgages Acquisition and Origination Summary

	For the Three Months Ended,				For the The Year Ended,
	December 31,				December 31,
	2005		2004		2005		2004
	Principal Balance	%	Principal Balance	%	Principal Balance	%	Principal Balance	%
Mortgages by Type:
Fixed rate first trust deeds	$1,172,355	19	$361,898	6	$2,914,055	13	$1,968,502	9
Fixed rate second trust deeds	356,270	6	276,398	4	1,189,145	5	755,913	3
Adjustable rate first trust deeds:					—		—
LIBOR ARM’s	664,438	11	852,264	13	2,776,787	12	3,382,978	15
LIBOR hybrid ARM’s (1)	3,165,012	53	4,870,905	77	14,437,507	65	16,105,711	73
Option ARMs	655,622	11	—	—	838,343	4	—	—
Total adjustable rate first trust deeds	4,485,072	74	5,723,169	90	18,052,637	81	19,488,689	88
Total adjustable rate second trust deeds	12,672	—	—	—	154,766	1	—	—
Total adjustable rate first & second trust deeds	4,497,744	75	5,723,169	90	18,207,403	82	19,488,689	88
Total mortgage acquisitions and originations	$6,026,369	100	$6,361,465	100	$22,310,603	100	$22,213,104	100

Mortgages by Channel:
Correspondent acquisitions:
Flow acquisitions	2,131,138	35	3,160,346	50	8,386,911	38	10,996,260	50
Bulk acquisitions	2,820,241	47	2,539,381	40	10,659,756	48	8,537,504	38
Total correspondent acquisitions	4,951,379	82	5,699,727	90	19,046,667	85	19,533,764	88
Wholesale and retail originations	770,676	13	511,785	8	2,431,382	11	1,994,569	9
B/C originations	304,314	5	149,953	2	832,554	4	684,771	3
Total mortgage acquisitions and originations	$6,026,369	100	$6,361,465	100	$22,310,603	100	$22,213,104	100

Mortgage by Credit Quality:
Alt-A mortgages	$5,720,749	95	$6,175,604	97	$21,460,424	96	$21,453,383	97
B/C mortgages	305,620	5	185,861	3	850,179	4	759,721	3
Total mortgage acquisitions and originations	$6,026,369	100	$6,361,465	100	$22,310,603	100	$22,213,104	100

Mortgage by purpose:
Purchase	$3,533,124	59	$3,754,628	59	$13,469,872	60	$13,373,840	60
Refinance	2,493,245	41	2,606,837	41	8,840,731	40	8,839,264	40
Total mortgage acquisitions and originations	$6,026,369	100	$6,361,465	100	$22,310,603	100	$22,213,104	100

Mortgages with Prepayment Penalty:
With prepayment penalty	$4,341,283	72	$4,628,521	73	$16,071,802	72	$15,965,959	72
Without prepayment penalty	1,685,086	28	1,732,944	27	6,238,801	28	6,247,145	28
Total mortgage acquisitions and originations	$6,026,369	100	$6,361,465	100	$22,310,603	100	$22,213,104	100

(1) Mortgages are fixed rate for initial two to ten year periods which subsequently adjust to indicated index plus a margin.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

(in thousands, except per share amounts)

(unaudited)

Mortgages Retained for Long-Term Investment (1)

	For the Three Months Ended,				For the The Year Ended,
	December 31,				December 31,
	2005		2004		2005		2004
	Principal Balance	%	Principal Balance	%	Principal Balance	%	Principal Balance	%
Mortgages by Type:
Fixed rate first trust deeds	$296,613	11	$421,471	9	$1,087,092	8	$1,195,200	7
Fixed rate second trust deeds	39,491	1	94,865	2	69,866	1	244,491	1
Adjustable rate first trust deeds:
LIBOR ARMs	385,156	14	566,832	11	1,775,892	14	2,754,757	16
LIBOR hybrid ARMs (2)	2,055,060	74	3,860,688	78	10,096,987	77	13,173,928	76
Option ARMs	14,391	1	—	—	14,391	—	—	—
Total adjustable rate first trust deeds	2,454,607	88	4,427,520	90	11,887,270	91	15,928,685	92
Total mortgage acquisitions and originations	$2,790,711	100	$4,943,856	100	$13,044,228	100	$17,368,376	100

Mortgage by Credit Quality:
Alt-A mortgages	$2,583,551	93	$4,788,346	97	$12,232,576	94	$16,846,781	97
Multifamily mortgages	206,671	7	123,421	2	798,463	6	458,532	3
B/C mortgages	489	—	32,089	1	13,189	—	63,063	—
Total mortgage acquisitions and originations	$2,790,711	100	$4,943,856	100	$13,044,228	100	$17,368,376	100

Mortgage by purpose:
Purchase	$1,808,479	65	$2,872,237	58	$8,045,595	62	$10,516,622	61
Refinance	982,232	35	2,071,619	42	4,998,633	38	6,851,754	39
Total mortgage acquisitions and originations	$2,790,711	100	$4,943,856	100	$13,044,228	100	$17,368,376	100

Mortgages with Prepayment Penalty:
With prepayment penalty	$1,899,510	68	$3,598,947	73	$9,512,218	73	$12,657,395	73
Without prepayment penalty	891,201	32	1,344,909	27	3,532,010	27	4,710,981	27
Total mortgage acquisitions and originations	$2,790,711	100	$4,943,856	100	$13,044,228	100	$17,368,376	100

(1)   Mortgages are retained for long-term investment which are initially financed with reverse repurchase agreements and subsequently financed primarily with CMO borrowings.

(2)   Mortgages are fixed rate for initial two to ten year periods which subsequently adjust to indicated index plus a margin.

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